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                                                               Exhibit (a)(5)(F)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase, dated May 17, 2002, and the related Letter of Transmittal, and any amendments or supplements thereto, and is being made to all holders of Shares. The Offer, however, is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. However, the Purchaser (as defined below) may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and to extend the Offer to holders of Shares in such jurisdiction. In those jurisdictions where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by Morgan Stanley & Co. Incorporated or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                      Notice of Offer to Purchase for Cash
                    All Outstanding Shares of Common Stock of
                                Lands' End, Inc.
                                       at
                              $62.00 Net Per Share
                                       by
                             Inlet Acquisition Corp.
                          a wholly owned subsidiary of
                             Sears, Roebuck and Co.

          Inlet Acquisition Corp., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Sears, Roebuck and Co., a New York corporation ("Sears"), is offering to purchase all of the outstanding shares of common stock, par value $.01 per share (the "Shares"), of Lands' End, Inc., a Delaware corporation ("Lands' End"), at a purchase price of $62.00 per Share, net to the seller in cash (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated May 17, 2002 (the "Offer to Purchase"), and in the related Letter of Transmittal (the "Letter of Transmittal") (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). Tendering stockholders who have Shares registered in their names and who tender directly to Mellon Investor Services LLC (the "Depositary") will not be charged brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. Stockholders who hold their Shares through a broker or bank should consult such institution as to whether it charges any such fees or commissions. Sears or the Purchaser will pay all charges and expenses of Morgan Stanley & Co. Incorporated, which is acting as the dealer manager for the Offer (the "Dealer Manager"), the Depositary and D.F. King & Co., Inc., which is acting as information agent for the Offer (the "Information Agent"), incurred in connection with the Offer.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, JUNE 14, 2002, UNLESS THE OFFER IS EXTENDED.

          The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares that, together with any other Shares then beneficially owned by Sears or the Purchaser or any of their subsidiaries, represent at least two-thirds of the then issued and outstanding Shares on a fully diluted basis (the "Minimum Condition"), and (ii) the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), having expired or been terminated. The Offer is also subject to the satisfaction of certain other conditions described in Section 15 of the Offer to Purchase. The Offer is not contingent on any financing conditions.

          The Offer is being made pursuant to the Acquisition Agreement and Agreement and Plan of Merger, dated as of May 12, 2002 (the "Merger Agreement"), by and among Sears, the Purchaser and Lands' End. The Merger Agreement provides that, among other things, after the purchase of the Shares pursuant to the Offer, subject to the satisfaction or waiver of the other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the Delaware General Corporation Law, as amended (the "DGCL"), the Purchaser will be merged with and into Lands' End (the "Merger"). Following consummation of the Merger, Lands' End will continue as the surviving corporation (the "Surviving Corporation") and will be a wholly owned subsidiary of Sears. At the effective time of the Merger, each Share that is then issued and outstanding (other than the Shares owned by the Company as treasury stock and Shares owned by Sears, the Purchaser or any other wholly owned subsidiary of Sears, all of which will be cancelled and retired and shall cease to exist, and other than

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Shares that are held by stockholders, if any, who properly exercise their appraisal rights under the DGCL), will be converted into the right to receive from the Surviving Corporation $62.00, net to the seller in cash, as set forth in the Merger Agreement and described in the Offer to Purchase.

          In connection with the Merger Agreement, the Purchaser and Sears have entered into Tender Agreements, each dated as of May 12, 2002 (the "Tender Agreements"), with certain stockholders of Lands' End (the "Tendering Stockholders"), including the founder and Chairman of Lands' End. Pursuant to the Tender Agreements, the Tendering Stockholders have agreed, among other things, to tender their Shares pursuant to the Offer and to grant Sears a purchase option on their Shares at the Offer Price which is exercisable upon the occurrence of certain events. The Shares subject to the Tender Agreements represent approximately 55% of the Shares issued and outstanding.

          The Board of Directors of Lands' End (i) unanimously determined that the terms of the Offer and the Merger are fair to and in the best interests of the stockholders of Lands' End, (ii) approved the Merger Agreement and each of the Tender Agreements and approved each of the transactions contemplated by the Merger Agreement, including the Offer and the Merger, and the transactions contemplated by the Tender Agreements and (iii) recommends that Lands' End stockholders accept the Offer and tender their Shares to the Purchaser pursuant to the Offer.

          For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, the Shares validly tendered and not properly withdrawn, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of such Shares. Payment for Shares so accepted will be made by deposit of the Offer Price with the Depositary, which shall act as agent for tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting such payments to the tendering stockholders. Payment for any Shares tendered in the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares or confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) pursuant to the procedures set forth in the Offer to Purchase, (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) and (iii) any other documents required by the Letter of Transmittal. Under no circumstances will interest be paid on the Offer Price for Shares tendered in the Offer, regardless of any extension of the Offer or any delay in making such payment.

          The term "Expiration Date" means 12:00 Midnight, New York City time, on Friday, June 14, 2002, unless the Purchaser shall have extended the Offer, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, will expire. The Purchaser may
(i) without the consent of Lands' End, and must, at Lands' End request, extend the Offer if, at the then current Expiration Date (1) there shall be any statute, rule, regulation, legislation, judgment, order or injunction enacted or entered which directly or indirectly prohibits the Offer, prohibits or materially limits the ownership or operation of all or any material portion of the business or assets of Lands' End or imposes material limitations on the rights of ownership of Sears or the Purchaser with respect to the Shares, (2)
(A) there is any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange or in the Nasdaq National Market, (B) there is any declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or (C) there is any limitation (whether or not mandatory) by any U.S. governmental entity that materially and adversely affects the extension of credit by banks or other lending institutions in the United States, or (3) any applicable waiting period under the HSR Act shall not have expired or been terminated and any material consent or approval required from any governmental authority to consummate the Offer and the Merger shall not have been made or obtained, (ii) without the consent of Lands' End, extend the Offer if any of the conditions to the Offer, other than those described above in clauses (1), (2) and (3) or the Minimum Condition, is not satisfied or waived by the then current Expiration Date and (iii) extend the Offer on one occasion for a period not to exceed twenty business days, if all conditions other than the Minimum Condition are satisfied or waived by the then current Expiration Date. In addition, the Purchaser may extend the Offer for any period required by any rule, regulation, interpretation of the Securities and Exchange Commission or the staff thereof applicable to the Offer. However, the Expiration Date may not be extended in any event beyond September 30, 2002. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such Shares.

          In the Merger Agreement, Sears and the Purchaser have expressly reserved the right to modify the terms of the Offer, except that neither Sears nor the Purchaser may, without the prior written consent of Lands' End, make any change to the Offer that (i) amends or waives the Minimum Condition, (ii) decreases the Offer Price, (iii) changes the form of consideration payable in the Offer, (iv) decreases the number of Shares sought in the Offer, (v) imposes additional conditions or modifies any of the conditions to the Offer in a manner adverse to the holders of the Shares, or (vi) except as otherwise described above, extends the Offer.

          The Merger Agreement also provides that if all conditions to the Offer are satisfied or waived, but fewer than 90% of the then issued and outstanding Shares on a fully diluted basis have been tendered and not withdrawn, together with any Shares beneficially owned by Sears, the Purchaser or any other subsidiary of Sears or the Purchaser, the Purchaser may, without the consent of Lands' End, provide a subsequent offering period in accordance with Rule 14d-11 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). A subsequent offering period is an additional period of time from three business days to twenty business days in length, beginning after the Purchaser purchases Shares tendered in the Offer, during which stockholders may tender, but not withdraw, their Shares and receive the Offer Price.

          Any extension of the period during which the Offer is open, including any election to conduct a subsequent offering period, will be followed promptly by public announcement thereof, not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

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          Except as otherwise provided in the Offer to Purchase, tenders of
Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after July 15, 2002. For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder if different from the name of the person who tendered Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered for the account of an Eligible Institution (as defined in the Offer to Purchase), the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase). If Shares have been tendered pursuant to the procedures for book-entry transfer as described in the Offer to Purchase, the notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in this paragraph. All questions as to the form and validity (including time of receipt) of a notice of withdrawal will be determined by the Purchaser, in its sole discretion, and its determination shall be final and binding on all parties. If the Purchaser elects to provide a subsequent offering period, Shares tendered in such subsequent offering period may not be withdrawn.

          The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

          Lands' End has provided to the Purchaser its list of stockholders and security position listings for the purpose of disseminating the Offer to holders of the Shares. The Offer to Purchase, the Letter of Transmittal and other related tender offer materials are being mailed to record holders of Shares and will also be mailed to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholders list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

          The Offer to Purchase and the related Letter of Transmittal contain important information that should be read before any decision is made with respect to the Offer.

          Any questions or requests for assistance may be directed to the Information Agent or the Dealer Manager as set forth below. Requests for copies of the Offer to Purchase, the Letter of Transmittal and other related tender offer materials may be directed to the Information Agent as set forth below, and copies will also be furnished promptly at the Purchaser's expense. No fees or commissions will be payable to brokers, dealers or other persons (other than the Dealer Manager and the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

                     The Information Agent for the Offer is:
                             D. F. King & Co., Inc.
                                 77 Water Street
                            New York, New York 10005
                 Banks and Brokers Call Collect: (212) 269-5550
                    All Others Call Toll-Free: (800) 290-6429


                      The Dealer Manager for the Offer is:

                             [GRAPHIC APPEARS HERE]

                        Morgan Stanley & Co. Incorporated
                                  1585 Broadway
                            New York, New York 10036
                                 (212) 761-4308

May 17, 2002